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                                        Filed Pursuant to Rule 424(b)(3).
                                           Registration No. 333-56423


PROSPECTUS



                                 106,629 SHARES

                            THE KROLL-O'GARA COMPANY

                                  COMMON STOCK


         This Prospectus relates to up to 106,629 shares of the common stock, $.01 par value (the "Common Stock"), of The Kroll-O'Gara Company (the "Company").


         The Company's Common Stock is listed on the Nasdaq National Market under the symbol "KROG." On June 15, 1998, the closing price of the Common Stock as reported on the Nasdaq National Market was $21.75 per share.


                             -----------------------

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                             -----------------------

         All of the shares of Common Stock offered hereby (the "Shares") are being sold for the account of and by the members of the group identified under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that these Shares may be sold from time to time in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the seller. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares.

                             -----------------------


                  The date of this Prospectus is June 16, 1998.




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                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by the Company. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of the Registration Statement are available from the Commission.

                            -----------------------

         No person has been authorized to give any information or to make on behalf of the Company or the Selling Shareholders any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated by reference herein:

         1. The Company's annual report on Form 10-K for the year ended December 31, 1997;

         2. The Company's quarterly report on Form 10-Q, as amended, for the quarter ended March 31, 1998; and

         3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 000-21629) filed on October 28, 1996, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such material. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or

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superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference herein (not including exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any request for delivery of such information should be directed to Abram S. Gordon, Esq., Vice President and General Counsel, The Kroll-O'Gara Company, 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112.



                                   THE COMPANY

         The Kroll-O'Gara Company is a leading global provider of a broad range of specialized products and services designed to supply solutions to a variety of security needs. Kroll-O'Gara provides governments, businesses, and individuals with information, analysis, training, and products to mitigate the growing risks associated with white-collar crimes, fraud, physical attacks, threats, violence, and uninformed decisions based upon incomplete or inaccurate information. The Company is organized into three primary business groups:
Investigations and Intelligence, Security Products and Services, and Voice and Data Security. The Investigations and Intelligence Group provides fraud investigations, due diligence, litigation support, and integrity consulting services as well as providing business intelligence gathering and analysis to corporations, financial institutions, and governments. The Security Products and Services Group provides commercial and military armored vehicles, advanced security and driver training, crisis management, and security consulting services. The Voice and Data Security Group provides secure communication systems including satellite telephone and GPS systems as well as computer forensics, internet security, and data system design for maximum security. The Company serves a diverse customer base, including large multinational corporations, medium and small businesses, individuals, law firms, investment and commercial banks and U.S. and foreign government agencies.

         The Company is incorporated in the State of Ohio. Its principal executive offices are located at 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112, and at 900 Third Avenue, New York, New York 10022, telephone (212) 593-1000.


                                 USE OF PROCEEDS

         The Company will receive none of the proceeds from the sale of the Shares by the Selling Shareholders.



                              SELLING SHAREHOLDERS

         The following information has been compiled from information provided to the Company by the persons comprising the Selling Shareholder group identified below (the "Selling Shareholders") and reflects information concerning their beneficial ownership of the Company's Common Stock as of the date of this Prospectus.


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
                                                                                               Shares of
                                                                      Shares of              Common Stock
                                         Shares of Common           Common Stock              to Be Owned
Name of Selling                         Stock Beneficially              to Be             After Completion of
  Shareholder                                  Owned               Offered Hereby            This Offering
--------------------                    ------------------         --------------         -------------------
Selling Shareholders as a Group              106,629*                  106,629                     0
(15 persons)*


* Less than 1% of the class prior to the Offering.


     Beneficial ownership of the shares of Common Stock being sold was acquired as a result of the Company's June 16, 1998 acquisition of Lindquist Avey Macdonald Baskerville Inc. ("LAMB") of Toronto, Canada, now an indirect wholly owned subsidiary of the Company. Each Selling Shareholder is an officer or employee of LAMB or a subsidiary of LAMB. None of the Selling Shareholders has had any prior position, office or material relationship with the Company or any of its affiliates, and none currently has any material relationship with the Company.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made on The Nasdaq Stock Market, in the over-the-counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by means of (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, a broker or dealer engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale, which amounts will not be greater than that normally paid in connection with ordinary trading transactions.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon for the Company by Taft, Stettinius & Hollister LLP, 1800 Star Bank Center, Cincinnati, Ohio 45202.


                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP for the year ended December 31, 1996 and KPMG Peat Marwick LLP for the year ended December 31, 1995. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting in 1997 for costs incurred in connection with business process reengineering activities. The audited consolidated financial statements referred to above have been incorporated by reference in reliance upon the authority of those firms as experts in accounting and auditing.


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